Investor Contact:    David Morimoto        Media Contact:    Cedric Yamanaka
   SVP & Treasurer                                                               Public Relations/Communications Manager
           (808) 544-0627                                                                    (808) 544-6898
                           investor@centralpacificbank.com                                cedric.yamanaka@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS INCREASED CREDIT COSTS
DUE TO CHALLENGING CALIFORNIA MARKET

HONOLULU, January 11, 2008 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, expects to report diluted earnings per share of approximately $0.10 to $0.14 for the fourth quarter of 2007.  The earnings estimate includes:  (1) credit costs of approximately $32.0 million to $34.0 million; and (2) an after tax loss on an investment portfolio repositioning of $1.0 million, or $0.04 per diluted share.  In spite of the increased credit costs, CPF continues to be profitable and well capitalized and intends to:  (1) maintain its quarterly dividend at the current level; and (2) continue its stock repurchase program.

CPF continues to take an active approach to provide adequate loan loss provisions.  The fourth quarter of 2007 will reflect a higher level of loan charge-offs and negative credit migration due to continued deterioration in the housing and residential construction market in California.  CPF anticipates fourth quarter net charge-offs of approximately $8.5 million to $9.0 million.

“The fundamentals and overall safety and soundness of our bank remain strong,” stated Clint Arnoldus, President & Chief Executive Officer.  “However, along with other financial institutions, we are dealing with deteriorating market conditions and credit weaknesses in a number of residential tract lending projects we financed in California.  While we expect these credit conditions to improve over time, we anticipate a challenging market in California for the next several quarters and we are committed to reducing our credit risk exposure in this sector.”

Also, during the fourth quarter, CPF completed an investment portfolio repositioning to reduce its net interest income volatility and increase prospective earnings and the net interest margin.  Specifically, CPF sold $119 million in available-for-sale investment securities with an average yield of 3.98% and reinvested the proceeds in a similar amount of new investment securities with an average yield of 5.43%.  As a result of the repositioning, CPF reduced its interest rate risk exposure to declining market interest rates and expects 2008 net interest income and net interest margin to improve by approximately $1.7 million and 3 basis points, respectively.

Fourth Quarter Earnings Release
CPF will release its fourth quarter earnings before the market opens on Thursday, January 31, 2008.  Management will host a conference call at 4:00 p.m. ET the same day to review the results.  To participate in the conference call, please visit the investor relations page of the Company’s website at http://investor.centralpacificbank.com.

Central Pacific Financial Corp. is the fourth largest financial institution in Hawaiiwith more than $5.6 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 38 branch offices and more than 90 ATMs throughout Hawaii.  For additional information, please visit our website at http://www.centralpacificbank.com.

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions, are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and other markets in which we do business; the impact of legislation affecting the banking industry; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; and trading of the company’s stock.  For further information on factors which could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year.  The Company does not update any of its forward-looking statements.